Exhibit 10.28

June 25, 2002



Mr. Mark Roellig
10936 Pine Drive
Parker, CO  80138


Dear Mark:

I am pleased to offer you the position of Vice President, General Counsel and Secretary, reporting directly to Patrick Martin, Chairman, President and Chief Executive Officer. In this role you will become a member of the current Executive Management Team. Your annualized base salary will be $250,000.00, payable bi-weekly. Other benefits being offered with this position are outlined below. Your start date will be July 11, 2002.

You will be eligible to participate in the 2002 StorageTek Pay for Performance Management Bonus Plan. The target level incentive for your position will be 50% of your base salary. Incentive payout is based on achievement of corporate and individual goals. You will be eligible for your management bonus opportunity at an amount prorated for the time spent in the position in 2002.

Subject to the approval of the Board of Directors, you will receive 5,000 shares of StorageTek restricted common stock at par value, $0.10 per share. These shares will vest in four equal annual installments on the anniversary dates of the grant beginning with the first anniversary in 2002.

Further, subject to the approval of the Board of Directors, StorageTek will grant to you a stock option to purchase 30,000 shares of StorageTek common stock, at a price to be determined on the day the option is granted. The option will be granted pursuant to the terms and conditions of the Company's 1995 Equity Participation Plan, which will be made available to you with your grant documents. These options will also vest in increments of 25% on the first through the fourth anniversaries of the grant.

Subject to Board of Directors approval, you will participate in LEAP (Leveraged Equity Acquisition Program), an equity program recently implemented for the most senior managers at StorageTek. Annual grants of options and/or restricted stock will be made to LEAP participants, with the amount and type of grant being based on corporate performance. The options and/or restricted stock will vest in equal annual installments over a four-year period after the grant date. LEAP, requires participants to acquire shares of StorageTek common stock, equivalent to a multiple of their salary. For your position you will be required to acquire StorageTek stock with a purchase price equal to 1 times your annual base salary. Any restricted stock granted to you as part of this offer will be credited to your acquisition requirements. Your participation in StorageTek's LEAP Program is subject to the terms and conditions of the plan documents, as these plan documents may be amended from time to time. As stated in the Plan document, your opportunity in LEAP based on 2002 performance will be pro-rated based upon the time spent in your position. Assuming a July 11, 2002 start date, your opportunity will be pro-rated from July 1, 2002. See attached summary of the Plan.

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As a member of our team, you will be eligible to participate in our flexible benefit program that currently includes: medical, dental, life, short- and long-term disability coverage, 401(k), employee stock purchase plan and many other employee benefits and services as outlined below.

         401(k) - Participation in the StorageTek 401(k) Plan upon hire and begin contributions in the next available payroll cycle. Currently, StorageTek matches 100 percent of the first three percent of your annual base pay (up to government guidelines) and 50 percent of the next four percent.

         Deferred Compensation - Under this program you may contribute up to 50% of your base salary and up to 75% of your marketing or management bonuses into a non-qualified tax deferred plan. In addition, you may also contribute excess 401(k) contributions to the plan. This program is paying interest of 7.72% in 2002.

         Life Insurance - StorageTek will also provide you with life insurance that is equivalent to two times your base pay. Your coverage will be through group term insurance.

         Financial Counseling - StorageTek will reimburse you for expenses incurred on your behalf for financial counseling. The maximum annual reimbursement to be paid to you for services rendered in any calendar year will be 1% of your salary on the last day of that year.

         Medical and Dental - StorageTek offers comprehensive medical/prescription and dental plans, as well as an eyewear discount plan. We pay a majority of the cost of medical and dental coverage for employees and eligible dependents. In addition we offer site medical and dental services at our Louisville campus.

         Short/Long-term disability - Short-term disability (STD) coverage is provided at no cost to you. You may purchase Long-Term Disability (LTD) coverage for a fee.

         Employee Stock Purchase Program - Twice each year you have the opportunity to authorize up to 10% of your after-tax pay to be used to purchase StorageTek stock through convenient payroll deductions at 85% of its current value. You will be eligible to participate in first offering period after your start date. The start of that offering period is November 1, 2002.

         AD&D, Travel Accident - StorageTek provides basic employee AD&D in the amount of two times your annual base salary, up to $900,000 in coverage, at no cost to you. StorageTek pays the entire cost of business travel accident insurance.

         Car allowance for a leased quality vehicle of $550 per month, plus reimbursement for maintenance and insurance. This amount is paid in the first paycheck each month.

         Executive vacation program allowing vacation as business conditions dictate. There is no defined limit, and therefore, no vacation accrual.

All employment offers are subject to successfully passing a drug-screening test, background check, signing of our proprietary rights agreement and your ability to accept employment in the United States.

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Your employment with StorageTek will be "at-will." This means that either you or
StorageTek may terminate your employment at any time, with or without cause, with or without notice, and for any reason or no reason. You will be offered a severance agreement that has been made available to Executive Management Team members. A copy of this agreement is attached.

Here at StorageTek, we are passionate about our work. Our culture is energizing, innovative and challenging. We realize that talented people like you help make us more successful in our rapidly expanding world markets. StorageTek is an Equal Opportunity employer that embraces and encourages diversity. Our goal is to hire the right person into the right job at the right time - so that we together can put the power of information into our customers' hands. We hope you will help us meet this challenge and become part of the StorageTek team.

Mark, we look forward to having you join our executive team. Please sign both copies of this offer letter; return one copy of this letter and completed attachments by Friday, June 28, 2002 to indicate your acceptance of the terms of this offer. This offer will expire after that date.

If you have any questions regarding this offer, please call me directly at (303) 673-3977.


Sincerely,

/s/ Roger Gaston

Roger Gaston
Corporate Vice President, Human Resources
StorageTek

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I have read this offer and I understand and accept its terms.


---------------------------------        --------------------
Mark Roellig                             Acceptance Date


To facilitate enrollment into our personnel system, please provide the following:


--------------------------               -------------------------
Social Security Number                   Date of Birth


Assuming that I have received notification that I have successfully passed all components of StorageTek's pre-employment screening process before such date*, I would like to start work on the following date:


--------------------------
Start Date

*Please note: We typically receive the background check in five to seven business days from when you fax it in. We typically receive the drug test results in three to four business days from when you take the test.